Exhibit 99.2

N e w s   R e l e a s e

        QUICKSILVER RESOURCES INC.
        777 West Rosedale Street
Fort Worth, TX  76104
www.qrinc.com

Quicksilver Resources Completes Divestment of Assets in Michigan, Indiana and Kentucky

FORT WORTH, TEXAS (November 1, 2007)– Quicksilver Resources Inc. (NYSE: KWK) announced that today it has completed the divestment of all of its properties and facilities in Michigan, Indiana and Kentucky to BreitBurn Operating L.P. in exchange for $750 million in cash and approximately 21.348 million common units of BreitBurn Energy Partners L.P.  The total consideration is subject to customary post-closing adjustments.

“This transaction enables Quicksilver to achieve its objectives of significantly improving our financial position while retaining meaningful upside in these properties through our ownership of the BreitBurn units,” said Glenn Darden, Quicksilver president and chief executive officer.  “As a result of this divestment, Quicksilver’s development activities will be focused on its high-growth properties in the Fort Worth Basin of Texas and the Horseshoe Canyon area in Alberta.”

Quicksilver intends to use the cash proceeds from this transaction to repay borrowings under its existing revolving credit facility and for capital expenditures.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Granbury, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; effects of hedging natural gas and crude oil prices; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor & Media Contact:
Rick Buterbaugh
817-665-4835

KWK 07-20